Exhibit 99.1
HALIFAX ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
“Net Income Grows for Third Consecutive Quarter”
ALEXANDRIA, VA — February 17, 2009 — Halifax Corporation of Virginia (NYSE Alternext US: HX) today announced its financial results for the quarter ended December 31, 2008.
Revenues for the third quarter of fiscal 2009 were $8.1 million versus $10.4 million for the same period in fiscal 2008. The revenue decline was primarily attributable to the termination of certain large nationwide enterprise maintenance contracts, including the loss of a large aeronautical manufacturing customer during fiscal 2008.
Gross profit margin for the year’s third quarter was $1.3 million, or 16% of revenues, compared to $299,000, or 3% of revenues for the same period a year ago. Operating income was $318,000 for the quarter ended December 31, 2008 compared to an operating loss of $1.7 million for the same period the prior year.
The Company reported net income of $232,000, or $0.07 basic and diluted per share for the quarter ended December 31, 2008, compared to a net loss of $1.8 million, or $(0.58) basic and diluted per share, for the quarter ended December 31, 2007.
Charles McNew, President and Chief Executive Officer, stated, “Once again our profitability profile continues to improve. We have worked diligently to drive down our costs of service delivery, which combined with the mix of new business is generating growing margins.
Working capital is growing and as a result of positive cash flow, our bank debt levels continue to decline.
As previously indicated, while the economic environment remains difficult and uncertain, we believe our new service model has positioned the Company as a leader in global supply chain solutions for the middle market and will generate a viable means for our Company to return to market share expansion and long term growth.”
For the nine months ended December 31, 2008 revenues were $26.0 million compared to $34.8 million for the same period last year. The gross profit margin was $4.2 million, or 16% of revenues for the first nine months of the current year compared to $3.3 million or 10% of revenues for the first nine months of last year. Operating income was $982,000 for the first nine months of fiscal 2009 versus an operating loss of $961,000 for the same period a year ago. Net income for the nine months ended December 31, 2008 was $662,000, or $0.21 basic and diluted per share, versus a loss of $1.5 million, or $(0.47) basic and diluted per share for the same period last year.

The Company will host a conference call for investors at 2 p.m. EST on Tuesday, February 17, 2009, to review the financial and operational results for the quarter. The conference call phone number is 800-925-3017 for U.S. callers and 212-231-2906 for international callers. The conference call replay will be available from 4 p.m. EST on Tuesday, February 17, 2009, to 4 p.m. EST on Wednesday, February 18, 2009. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21414895.
Founded in 1967, Halifax Corporation of Virginia is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company’s principal products are enterprise logistics solutions and high availability hardware maintenance services. More information on Halifax can be found at www.hxcorp.com.
Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management’s beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors section in the Company’s Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company’s financial statements, please refer to the Company’s reports filed with the Securities and Exchange Commission.

Halifax Corporation
Summary Financial Data
(in 000’s except per share amounts)

	For the three months ended December 31,		For the nine months ended December 31,
	2008	2007	2008	2007
Statements of operations

Revenues	$8,120	$10,494	$26,043	$34,880

Operating costs and expenses	6,826	10,195	21,835	31,545

Gross profit	1,294	299	4,208	3,335

Selling, marketing, general & administrative	976	1,114	3,226	3,428
Provision for loss from settlement of litigation	—	410	—	410
Transaction costs	—	458	—	458

Operating income (loss)	318	(1,683)	982	(961)

Other income	1	8	2	27
Interest expense	(80)	(155)	(256)	(534)

Income (loss) before income taxes	239	(1,830)	728	(1,468)

Income tax expense	7	5	66	30

Net (loss) income	$232	$(1,835)	$662	$(1,498)

Earnings per common share — basic:	$.07	$(.58)	$.21	$(.47)

Earnings per common share — diluted:	$.07	$(.58)	$.21	$(.47)

Weighted average number of common shares outstanding:
Basic	3,175	3,175	3,175	3,175
Diluted	3,175	3,175	3,176	3,175

	December 31, 2008	March 31, 2008
Balance Sheets

Current assets
Cash	$846	$232
Trade accounts receivable, net	5,389	10,206
Inventory, net	2,809	3,240
Prepaid expenses and other current assets	246	220

Total current assets	9,290	13,898

Property and equipment, net	852	1,001
Goodwill and intangibles, net	3,364	3,580
Other assets	59	111

Total assets	$13,565	$18,590

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued expenses	$4,507	$5,280
Deferred maintenance revenue	1,936	4,309
Current portion of long-term debt	327	276
Bank debt	1,987	4,448
Auxiliary line of credit	—	60
Income taxes payable	96	35

Total current liabilities	8,853	14,408

Other long-term debt	216	325
Subordinated debt — affiliate	1,000	1,000
Deferred income	55	99

Total liabilities	10,124	15,832

Stockholders’ equity	3,441	2,758

Total liabilities and stockholders’ equity	$13,565	$18,590